Exhibit 10.53
September 22, 2008
Mr. Michael Burns
Santa Monica, CA 90405
RE: Amendment of Employment Agreement
Dear Mr. Burns,
     Reference is hereby made to that certain agreement (the “Agreement”) dated as of September 1, 2006 between Lions Gate Entertainment Corp. (“Lions Gate”) and Michael Burns (“Burns”) with respect to Burns’ employment by Lions Gate. The purpose of this letter agreement is, for good and valuable consideration, to amend certain provisions of the Agreement as follows:
     1. Section 2 of the Agreement is hereby amended and restated, effective immediately, to read in its entirety as follows:
“2. Term. Burns’ employment term under this Agreement shall commence on September 1, 2006 and continue through and including September 1, 2011 (the “Term”).”
     2. Section 3 of the Agreement is hereby amended and restated, effective immediately, to read in its entirety as follows:
“3. Base Salary. Lions Gate shall pay Burns an annual fixed salary of US$750,000 from September 1, 2006 through September 9, 2008 (“Base Salary — Period 1”), US$925,000 from September 10, 2008 through September 1, 2010 (“Base Salary — Period 2”) and US$950,000 from September 2, 2010 through September 1, 2011 (“Base Salary — Period 3”) payable in equal installments in accordance with Lions Gate’s standard payroll practices (Base Salary — Period 1, Base Salary — Period 2 and Base Salary — Period 3 collectively referred to herein as the “Base Salary”).”
     3. Section 6 of the Agreement is hereby amended and restated, effective immediately, to include the following Sections 6(d), (e), (f) and (g):
“(d) Second Grant of Restricted Stock Units. Provided that Burns’ employment hereunder has not previously been terminated for cause (as defined herein), death, or disability (as defined herein) or at his own election and subject to regulatory approval, if required, Burns shall be granted, upon execution of this agreement, a total of 274,285 Restricted Stock Units (“Second RSUs”) according to the following schedule: (i) 137,143 time vesting Second RSUs (the “Second Time Vesting RSUs”); (ii) 137,142 performance vesting Second RSUs (the “Second Performance Vesting RSUs”). Such Second RSUs shall be payable upon vesting in an equal number of common shares to Lions Gate. The foregoing Second RSUs shall be in addition to any Pre-existing Equity.
(e) Date of Vesting. Subject to Burns’ continued employment hereunder through the relevant vesting date, the Second RSUs shall vest as follows:

(i) The Second Time Vesting RSUs (137,143 RSUs) shall vest in three (3) equal annual installments with the first such installment vesting on September 1, 2009, and the last vesting on September 1, 2011;
(ii) The Second Performance Vesting RSUs (137,142 RSUs) shall be eligible to vest in three (3) equal annual installments with the first installment being eligible to vest on September 1, 2009, the second on September 1, 2010, and the third on September 1, 2011 (each, a “Second Performance Vesting Date”); provided, however, that the vesting of the Second RSUs on each such Second Performance Vesting Date shall be subject to annual Company performance targets approved in advance by the Compensation Committee for the twelve (12) month period ending on such Second Performance Vesting Date. The Second Performance Vesting RSUs provided for by this Section 6(e)(ii) shall vest on a sliding scale basis if the Company performance targets have not been fully met for a particular year. For purposes of example only, if seventy five (75) percent of Company targets have been met for a particular year, seventy five (75) percent of the Second Performance Vesting RSUs eligible to vest for that year would vest. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, provide that any or all of the Second Performance Vesting RSUs scheduled to vest on any such Second Performance Vesting Date shall be deemed vested as of such date even if the applicable performance targets are not met. Furthermore, the Compensation Committee may, in its sole discretion, provide that any Second RSUs scheduled to vest on any such Second Performance Vesting Date that do not vest because the applicable performance targets are not met may vest on any future Second Performance Vesting Date if the performance targets applicable to such Second Performance Vesting Date are exceeded.
(f) Any and all references to RSUs in Sections 6(c), 8(b)(ii), 8(c), 12(a) and 12(b) of the Agreement shall include the Second RSUs set forth above, unless the context requires otherwise. Any and all references to the Time Vesting RSUs or RSUs granted pursuant to Section 6(b)(i) in Sections 8(b)(i) and 12(b) of the Agreement shall include the Second Time Vesting RSUs, unless the context requires otherwise. Any and all references to the Performance Vesting RSUs or RSUs granted pursuant to Section 6(b)(ii) in Sections 8(b)(ii) and 12(b) of the Agreement shall include the Second Performance Vesting RSUs, unless the context requires otherwise. Any and all references to the Performance Vesting Date in Sections 8(b)(ii) and 12(b) of the Agreement shall include the Second Performance Vesting Date, unless the context requires otherwise.
(g) Acceleration of Vesting Upon Death. In the event that this Agreement is terminated pursuant to Section 11(b) below, all RSUs and Options granted to Burns pursuant to this Agreement, to the extent outstanding and unvested, will immediately accelerate and become fully vested as of the date of death.”
     4. Section 11(e) of the Agreement is hereby amended and restated, effective immediately, to read in its entirety as follows:
“(e) by Burns giving notice of his intention to terminate for one of the following reasons:

(i) in connection with a Change of Control as set forth in Paragraph 8 above, provided that Burns’ right to terminate pursuant to said paragraph shall be limited as set forth therein,
(ii) Burns accepts a full time position with the federal or state government,
(iii) Burns accepts a full time position with a philanthropic or non-profit organization, or
(iv) Burns moves his permanent residence from the U.S. to another country.”
     Except as specifically amended hereby, the Agreement shall remain in full force and effect without modification. This letter constitutes the entire agreement among the parties with respect to modification of the Agreement and any other matters related thereto, and supersedes all prior negotiations and understandings of the parties in connection therewith.
AGREED AND ACCEPTED:

/s/ Michael Burns
MICHAEL BURNS
Lions Gate Entertainment Corp.

/s/ Wayne Levin
By WAYNE LEVIN
Executive Vice-President and General Counsel